Exhibit 8.1

[Letterhead of McGuireWoods LLP]

November 18, 2015

The Board of Directors of

Park Sterling Corporation

1043 Morehead Street, Suite 201

Charlotte, NC 28204

Re:	Merger of First Capital Bancorp, Inc. with and into
Park Sterling Corporation
United States Federal Income Tax Consequences

Ladies and Gentlemen:

We have served as counsel to Park Sterling Corporation (“Park Sterling”), a North Carolina corporation, in connection with the contemplated merger (the “Merger”) of First Capital Bancorp, Inc. (“First Capital”), a Virginia corporation, with and into Park Sterling, pursuant to the Agreement and Plan of Merger dated as of September 30, 2015 (the “Agreement”), as described in the Joint Proxy Statement/Prospectus, which constitutes a part of the Registration Statement on Form S-4 (File No. 333-207595) filed by Park Sterling with the Securities and Exchange Commission, as amended (collectively referred to herein as the “Registration Statement”). This opinion concerning Federal income tax consequences is being rendered pursuant to the requirements of Section 7.2(c) of the Agreement. All capitalized terms herein, unless otherwise specified, have the meanings assigned to them in the Registration Statement and the Agreement.

Each stockholder of First Capital will have the option to elect to receive (a) cash of $5.54 per share for each of their shares of First Capital common stock, (b) 0.7748 shares of Park Sterling common stock per share for each of their shares of First Capital common stock or (c) shares of Park Sterling common stock for a portion of their shares of First Capital common stock and cash for the remainder of their shares of First Capital common stock. In addition, cash will be paid in lieu of fractional shares of Park Sterling common stock to avoid the expense attendant to the issuance of fractional shares. Park Sterling will have the ability to prorate the merger consideration among the stockholders of First Capital common stock in order to achieve an allocation of 30% cash and 70% Park Sterling common stock. Notwithstanding the elections by the stockholders of First Capital common stock, in no event will the cash portion of the total consideration to be paid by Park Sterling for the First Capital common stock exceed 30%.

In providing our opinion, we have examined and, with your consent, relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the Registration Statement, (iii) certain written representations and covenants of Park Sterling and First Capital (the “Company Certificates”), and (iv) such other records, documents and other instruments as we have deemed necessary for the purposes of this opinion letter.

In rendering our opinion, we have also relied, with your consent, upon the following assumptions:

(1)

The factual statements and representations set forth above, as well as those contained in the Agreement, the Registration Statement and the Company Certificates, are true, correct and complete, and will continue to be true, correct and complete through and as of the Effective Time, and all such factual statements and representations made “to the best of the knowledge” of any person or party or with similar qualifications are true, correct and complete, and will continue to be true, correct and complete through and as of the Effective Time, as if made without such qualifications. The Agreement, the Registration Statement and the Company Certificates reflect all material facts relating to the Merger, Park Sterling and First Capital.

(2)

The Merger will be consummated in accordance with the terms of the Agreement and as described in the Registration Statement, and none of the terms and conditions therein will have been waived or modified in any respect before the Effective Time.

(3)

Other than the Agreement, there are no understandings or agreements between or among the Parties or their Affiliates that bear directly or indirectly on the Merger that are not described in the Registration Statement.

(4)

The Parties will report the Merger on their Federal income tax returns in a manner consistent with the opinions set forth herein, and will comply with all reporting obligations with respect to the Merger required by the Code.

(5)

Park Sterling common stock will constitute at least 40 percent of the total consideration received by First Capital stockholders in the Merger in the aggregate based upon values determined on September 29, 2015 (the last business day preceding the execution of the Agreement).

(6)

All documents submitted to us as certified, conformed or photostatic copies, and the originals of any such copies, are authentic; all such copies conform to the originals; all signatures on such documents are genuine, and the natural persons so signing possess the legal capacity to do so; and all documents submitted to us in draft or unexecuted form will be timely and validly executed without alteration in any respect.

In rendering our opinion, with your permission, we have not undertaken any independent investigation or verification of any fact or matter set forth in any document or materials or any assumption upon which we have relied (including, without limitation, any statement or representation contained in the Company Certificates), and we expressly disclaim any intent, undertaking or obligation to make any such investigation or verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the information upon which we have relied in rendering this opinion is incorrect.

Based on and subject to the foregoing and the other limitations, assumptions, qualifications and exclusions set forth in this opinion letter, we are of the opinion that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) the discussion set forth in the section of the Registration Statement entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger,” constitutes our opinion as to the material U.S. federal income tax consequences of the Merger to holders of First Capital common stock and/or warrants.

Except as set forth above, we express no opinion as to the tax consequence to any party, whether Federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Agreement.

The foregoing opinions are being furnished solely for the purpose referred to in the first paragraph of this opinion letter. The opinions set forth herein are made as of the date hereof, and we assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinions expressed herein.

This opinion is effective as of the date hereof; it is based on current provisions of the Code and Treasury Regulations promulgated thereunder, pertinent judicial authorities, published rulings and other administrative pronouncements of the Internal Revenue Service, and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative pronouncements are subject to change at any time, and, in certain circumstances, with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger or any inaccuracy in the factual statements, representations or warranties upon which we have relied, including those contained in the Agreement, Registration Statement or the Company Certificates, may affect the continuing validity of the opinions set forth herein.

An opinion of counsel is not binding upon the Internal Revenue Service or the courts. There can be no assurance that the Internal Revenue Service will agree with the opinions set forth herein, or that if challenged by the Internal Revenue Service, the opinion will be sustained by the court.

We hereby consent to the inclusion of this form of opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP

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